Exhibit 4.3
FIRST AMENDMENT TO RIGHTS AGREEMENT
     This Amendment (this “Amendment”) is made as of July 30, 2007 between Imation Corp., a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation, as rights agent (the “Rights Agent”), to the Rights Agreement dated as of June 21, 2006 between the Company and the Rights Agent (the “Original Agreement”).
     WHEREAS, the Company and the Rights Agent have entered into the Original Agreement; and
     WHEREAS, the Board of Directors of the Company has determined to amend the Original Agreement in accordance with Section 27 thereof and hereby directs the Rights Agent to execute this Amendment.
     Accordingly, the parties hereby agree as follows:
     1.      Section 1(a) of the Original Agreement is hereby amended in its entirety to read as follows:
        (a)      “Acquiring Person” shall mean any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include:
        (i)      the Company,
        (ii)      any Subsidiary of the Company,
        (iii)      any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan,
        (iv)      any Person who, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of any additional shares of Common Stock which would render such Person, together with all Affiliates and Associates of such Person, the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding,
        (v)      any Person who, on or prior to the Rights Dividend Declaration Date, has disclosed in a Schedule 13D or Schedule 13G statement on file with the Securities and

Exchange Commission as of the Rights Dividend Declaration Date that such Person, together with all Affiliates and Associates of such Person, is the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, unless such Person acquires beneficial ownership of shares of Common Stock in addition to those disclosed in such Schedule 13D or Schedule 13G statement which would render such Person, together with all Affiliates and Associates of such Person, the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding,
        (vi)      any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock of the Company then outstanding as a result of the direct or indirect acquisition, by way of merger, stock purchase, asset purchase or otherwise, of another Person or Persons who “beneficially owns” shares of Common Stock, provided the Common Stock of the Company is not the primary asset of such other Person or Persons, such acquisition is made without any intention of changing or influencing control of the Company, and the Person, after becoming aware that such Person has become the “beneficial owner” of fifteen percent (15%) or more of the then outstanding shares of Common Stock, does not acquire “beneficial ownership” of any additional shares of Common Stock which would render such Person, together with all Affiliates and Associates of such Person, the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, or
        (vii)      TDK Corporation (“TDK”) and its Affiliates at any time during the period (the “TDK Standstill Period”) beginning at the time, if any, at which the Company shall have issued to TDK and its Affiliates shares of Common Stock representing in the aggregate fifteen percent (15%) or more of the shares of Common Stock outstanding immediately following such initial issuance and ending at the time, if any, at which TDK and its Affiliates shall have (A) ceased, as a result of voluntary sales of shares of Common Stock by any of them, to be the holders of record, in the aggregate, of at least that number of shares of Common Stock that shall be equal to seventy-five percent (75%) of the sum of (1) the number of shares of Common Stock so issued plus (2) any additional shares of Common Stock acquired by TDK and its Affiliates prior to and held at the date of such initial issuance or acquired during the 180-day period following the date of such initial issuance, or (B) ceased, as a result of the subsequent issuance by the Company of additional shares of Common Stock, to be the holders of record of at least ten percent (10%) of the Common Stock outstanding immediately following such subsequent issuance if, but only if, TDK and its Affiliates would have continued to hold at least ten percent (10%) of the outstanding Common Stock following such subsequent issuance but for a failure of TDK to exercise any rights it may have had to subscribe for any of such additional shares; provided, that, if TDK shall, at any time during the said TDK Standstill Period, have become the Beneficial Owner either (x) of more than twenty-one percent (21%) of the Common Stock then outstanding other than as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, or (y) of more than twenty-two percent (22%) of the Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, then, in either such event, TDK and its Affiliates shall have refrained, from and after becoming aware that the applicable percentage has been surpassed, from acquiring beneficial ownership of any additional shares of Common Stock and, within ten (10) Business Days after becoming aware that the applicable percentage has been surpassed, shall have disposed of a sufficient number of shares of Common Stock such that TDK shall be the Beneficial Owner of no more than twenty-one percent (21%) of the shares of Common Stock then outstanding.
A Person other than the Company or any Subsidiary of the Company holding shares of Common Stock for or pursuant to the terms of an employee benefit plan of the Company or of any Subsidiary of the Company and in addition being the Beneficial Owner of shares of Common Stock that are not held for or pursuant to the terms of any such plan shall be deemed to constitute an Acquiring Person, notwithstanding anything herein stated, if, but only if, it, together with its Affiliates and Associates, shall be the Beneficial Owner of fifteen percent (15%) or more, exclusive of those shares of Common Stock held by it for or pursuant to the terms of any such plan, of the shares of Common Stock then outstanding.
Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be deemed an “Acquiring Person” pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the shares of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be deemed an “Acquiring Person,” as defined pursuant to the foreg oing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.
     2.      Section 18 of the Original Agreement is hereby amended by adding the following sentence at the end of that Section:
“Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but no limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.”
     3.      By its execution and delivery hereof, the Company states that this Amendment is in compliance with the terms of Section 27 of the Original Agreement and directs the Rights Agent to execute this Amendment.
     4.      The Original Agreement shall remain in full force and effect without amendment, except for this Amendment and any other amendment made in accordance with Section 27 of the Original Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original

Agreement. The Summary of Rights contained in Exhibit C to the Original Agreement is a summary of the Original Agreement without regard to this Amendment and does not limit or affect this Amendment in any way. All references in the Original Agreement to “this Agreement,” “the Agreement,” or “hereof” and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Original Agreement.
     5.      This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights, obligations and duties of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York.
Remainder of the page left intentionally blank
Signature page follows

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

IMATION CORP.

By	/s/ John L. Sullivan

Its	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK

By	/s/ Eon Canzius

Its	Vice President

5